Exhibit 4.1

THIS WARRANT, AND ANY SECURITIES ISSUED PURSUANT TO THIS WARRANT, HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR RULE 144A, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT (WHICH OPINION MAY BE OF IN-HOUSE COUNSEL OF WARRANTHOLDER) THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

NeurogesX, Inc.

Dated as of August 5, 2011 (the “Effective Date”)

WHEREAS, NeurogesX, Inc., a Delaware corporation (the “Company”), has entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Warrantholder”); and

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of its Common Stock (as defined below) pursuant to this Warrant Agreement (the “Warrant”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to Seven Hundred Ninety One Thousand Six Hundred Sixty-Seven (791,667) in fully paid and non-assessable shares of the Common Stock at the Exercise Price (as defined below). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acknowledgment of Exercise” has the meaning given to it in Section 3(a).

“Act” means the Securities Act of 1933, as amended, and as the same may be in effect from time to time.

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as the same may be amended from time to time.

“Claims” has the meaning given to it in Section 12(p).

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company” has the meaning given to it in the preamble to this Warrant.

“Dilutive Issuance” means a New Issuance made by the Company for no consideration or for a consideration per share less than the applicable conversion price, purchase price, or Exercise Price in effect immediately prior to such New Issuance.

“Effective Date” has the meaning given to it in the preamble to this Warrant.

“Excluded Securities” means (i) shares of Common Stock, or options to acquire shares of Common Stock, in each case issued to directors, officers, employees and consultants of the Company or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consultant equity compensation plan or arrangement approved by the Board of Directors of the Company or an authorized committee thereof, including any repurchase or stock restriction agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board of Directors of the Company, (ii) shares of capital stock of the Company, or options, warrants or other rights to acquire shares of Capital Stock of the Company (collectively, “Capital Stock Equivalents”) issued or issuable pursuant to the acquisition of technology or another entity by the Company by merger, purchase of all or substantially all of the assets or other reorganization, and (iii) Capital Stock Equivalents issued or issuable in connection with sponsored research and development, collaboration, technology license, OEM, marketing or other similar agreements or strategic partnerships and joint ventures.

“Exercise Price” means One Dollar and Eighty Cents ($1.80).

“Lender” has the meaning given to it in the Loan Agreement.

“Loan Agreement” has the meaning given to it in the preamble to this Warrant.

“Merger Event” means (a) a merger, consolidation, combination or other transaction involving the Company in which (i) the Company is not the surviving entity, or (ii) the outstanding shares of the Company’s capital stock are exchanged for or otherwise converted into cash, other property or assets and/or shares of capital of another entity; or (b) the sale, license or other disposition of all or substantially all of the assets of the Company (including a sale or license of all intellectual property of the Company).

“Net Issuance” has the meaning given to it in Section 3(a).

“New Issuance” means (A) any issuance or sale by the Company of any class of shares of the Company (including the issuance or sale of any shares owned or held by or for the account of the Company) other than Excluded Securities, (B) any issuance or sale by the Company of any options, rights or warrants to subscribe for any class of shares of the Company other than Excluded Securities, or (C) the issuance or sale of any securities convertible into or exchangeable for any class of shares of the Company other than Excluded Securities.

“Notice of Exercise” has the meaning given to it in Section 3(a).

“Public Acquisition” means any Merger Event which is effected such that (i) the holders of Common Stock shall be entitled to receive (A) cash and/or (B) shares of stock that are of a publicly traded company listed on a national market or exchange which may be sold after consummation of such Merger Event by non-affiliates of the Company without volume or manner of sale restrictions under Rule 144 (other than restrictions to which Warrantholder may separately agree in writing), and (ii) the Company’s stockholders immediately prior to such Merger Event own, directy or indirectly, less than 50% of the voting securities of the Company or any surviving or transferee entity (or the Company’s or any surviving or transferre entity’s parent entity).

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Warrant pursuant to such exercise.

“Rules” has the meaning given to it in Section 12(q).

“SEC” means the United States Securities and Exchange Commission.

“Transfer Notice” has the meaning given to it in Section 11.

“Warrant” the meaning given to it in the preamble to this Warrant.

“Warrant Term” has the meaning given to it in Section 2.

“Warrantholder” has the meaning given to it in the preamble to this Warrant.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Warrant (the “Warrant Term”) and the right to purchase Common Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the earlier to occur of (A) five (5) years from the Effective Date or (B) the consummation of a Public Acquisition.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Warrant are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, during the Warrant Term, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) trading days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit B (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any. In lieu of delivering physical certificates representing the shares of Common Stock, upon written request of the Warrantholder, any such shares issued upon exercise shall be delivered electronically by credit to the Warrantholder’s account indicated on the Notice of Exercise (or such other account as indicated on the Notice of Exercise) through the Deposit Withdrawal Agent Commission (DWAC) system, provided that the conditions of Section 11(d) are met with respect to such shares and the Company’s transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B) A

Where:	X = the number of shares of Common Stock to be issued to the Warrantholder.

Y = the number of shares of Common Stock requested to be exercised under this Warrant.

A = the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

B = the Exercise Price.

For purposes of the above calculation, fair market value of one (1) share of Common Stock shall mean:

(i) if the Common Stock is traded on the New York Stock Exchange, the American Stock Exchange, any exchange operated by the NASDAQ Stock Market, Inc. or any other securities exchange, the fair market value shall be deemed to be the volume-weighted average of the closing prices over a twenty (20) trading day period ending two (2) days before the day the fair market value of the securities is being determined ; or

(ii) if at any time the Common Stock is not listed on any securities exchange, the fair market value of such Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors;

(iii) if the Company shall become subject to a Merger Event, the fair market value of Common Stock shall be deemed to be the per share value received by the holders of the Company’s Common Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an agreement substantially in the form of the Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent that the Warrantholder has not exercised its purchase rights under this Warrant to all Common Stock subject hereto, and if the fair market value of one (1) share of the Common Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before the expiration of the Warrant Term on a Net Issuance basis. For purposes of such automatic exercise, the fair market value of one (1) share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the Warrant Term, the Company will at all times have authorized, reserved and available for issuance, for the purposes of effecting exercises of this Warrant the full number of shares of Common Stock then issuable upon exercise of this Warrant.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the fair market value of the Common Stock.

SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Warrant.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Warrantholder’s initial address, for purposes of such registry, is set forth in Section 12(g). Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. For the avoidance of doubt, the terms of this Section 8(a) shall be inapplicable to a Merger Event that is a Public Acquisition. If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Warrant, the kind, amount and value of shares of Common Stock or other securities or property of the successor, surviving or purchasing corporation resulting from, or participating in, such Merger Event that would have been issuable if Warrantholder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Warrant (including adjustments of the Exercise Price) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor, surviving or purchasing entity shall assume the obligations of this Warrant. The provisions of this Section 8(a) shall similarly apply to successive Merger Events. In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant without actually exercising such right, acquiring such shares and exchanging such shares for such consideration.

(b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of Common Stock issuable upon the exercise of this Warrant shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall:

(i) pay a dividend with respect to the Common Stock payable in Common Stock; or

(ii) make any other distribution with respect to Common Stock, except any distribution specifically provided for in any other clause of this Section 8,

then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) Antidilution Rights. Additional antidilution rights applicable to the Common Stock purchasable hereunder may be set forth in the Company’s Charter, and to the extent so set forth, shall be applicable with respect to the Common Stock issuable hereunder. Further, if, at any time any other holder of any option, right or warrant to subscribe for any class of shares of the Company other than Excluded Securities (each, a “Similarly Situated Holder”)

has (i) anti-dilution rights with respect to such option, right or warrant, or (ii) the right to adjust downward the consideration, exercise or conversion price for such class of shares if (in the case of (i) and (ii)) the total consideration paid by any subsequent purchaser for the same class of shares is, or is later adjusted downward to, a price that is less than the consideration, exercise or conversion price in effect for the Similarly Situated Holder, then immediately after any Dilutive Issuance or downward adjustment of such consideration, exercise or conversion price, the Exercise Price then in effect shall be reduced using a formula equal to that available to the Similarly Situated Holder to calculate the appropriate adjustment, provided that, and for the avoidance of doubt, the Exercise Price of this Warrant shall not be adjusted upon any such event if the formula available for the Similarly Situated Holder would not have yielded an adjustment to the consideration, exercise or conversion price for the applicable securities held by such Similarly Situated Holder if the consideration, exercise or conversion price in effect prior to such adjustment was equal to, or the equivalent of, the Exercise Price. For purposes of this Warrant, if a part or all of the consideration received by the Company in connection with a New Issuance consists of property other than cash, such consideration shall be deemed to have a fair market value determined in accordance with the applicable securities held by such Similarly Situated Holder or otherwise in a manner consistent with Section 3(a) above.

(f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (assuming Warrantholder consents to a dividend involving cash, property or other securities); (ii) the Company shall offer for subscription prorata to the holders of any class of its stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least ten (10) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; and (B) in the case of any such Merger Event,dissolution, liquidation or winding up, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up).

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be deemed given if provided in accordance with the terms of Section 12(f) below.

(g) Timely Notice. Failure to timely provide such notice required by subsection (f)(i) or (f)(ii) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Common Stock issuable upon exercise of the Warrantholder’s rights has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Warrant: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Warrant constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of August 3, 2011:

(i) The authorized capital of the Company consists of (A) 100,000,000 shares of Common Stock, of which 29,692,759 shares are issued and outstanding, and (B) 10,000,000 shares of Preferred Stock, of which 0 (zero) shares are issued and outstanding, and 0 (zero) shares are convertible into Common Stock.

(ii) The Company has reserved 5,422,702 shares of Common Stock in aggregate for issuance under its 2000 Stock Incentive Plan and 2007 Stock Plan, under which an aggregate of 4,232,584 options or other equity awards are outstanding. Also, the Company has reserved 1,504,333 shares of Common Stock for issuance under its 2007 Employee Stock Purchase Plan. In addition, there are 7,140,628 warrants for the purchase of 7,140,628 shares of Common Stock outstanding. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.

(iii) No stockholder of the Company has preemptive rights to purchase the shares of Common Stock issuable upon exercise or conversion of this Warrant.

(e) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Warrant will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(f) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(g) Information Rights. During the term of this Warrant, Warrantholder shall be entitled to the information rights contained in Sections 7.1(b) and 7.1(c) of the Loan Agreement, and Sections 7.1(b) and 7.1(c) of the Loan Agreement are hereby incorporated into this Warrant by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) outstanding under the Loan Agreement has been repaid; provided further that the timely filing by the Company of its annual and quarterly reports pursuant to Sections 13 and 15(d) of the 1934 Act shall be deemed to satisfy the Company’s obligationsunder this subsection (g), and for the avoidance of doubt, the Company’s filing of its Annual Report on Form 10-K shall be deemed to satisfy both the requirements of Section 7.1(b) with respect to delivery of quarterly financial information (notwithstanding the time period for delivery of such information under Section 7.1(b) and the filing of the Annual Report on Form 10-K after such specified time period) and Section 7.1(c) with respect to full fiscal year financial information.

(h) Listing of Shares; SEC Filings. The Common Stock is listed for trading on the NASDAQ Global Market as of the Effective Date and the Company shall maintain such listing through the Warrant Term. The Company will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the 1934 Act) any annual, quarterly and other reports (other than current reports on Form 8-K) required pursuant to Section 13 or 15(d) of the 1934 Act.

(i) SEC Registration of Shares. If during the period from and after six months from the Effective Date and prior to the first anniversary of the Effective Date, the conditions of Rule 144(c) have not been met, the Company shall provide the Warrantholder with piggyback registration rights with respect to shares of Common Stock underlying this Warrant on substantially the same terms as set forth in the Company’s Third Amended and Restated Investors’ Rights Agreement, dated as of November 14, 2005, as amended and as may be further amended and/or restated from time to time (the “IRA”), on future registrations of the Company as to which the parties to the IRA would have effective piggyback registration rights pursuant to Section 1.3 of the IRA, provided that (i) the piggyback registration rights of the Warrantholder are hereby agreed to be junior to the rights of the other parties to the IRA under Section 1.3 such that the Warrantholder would only be permitted to include the shares of Common Stock underlying the Warrant in any such registration to the extent that inclusion of such shares of Common Stock would not reduce the amount of Registrable Securities (as defined in the IRA) of the parties to the IRA which are included in such registration, (ii) the piggyback rights of the Warrantholder are otherwise subject to the terms and conditions set forth in the IRA and (iii) the piggyback rights of the Warrantholder set forth in this Section 9(i) shall terminate on the one year anniversary of the original issuance date of this Warrant.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Warrant has been issued by the Company to the Warrantholder in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The Warrantholder is acquiring the Warrant for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same or the Common Stock issuable upon exercise thereof except pursuant to an effective registration statement under the Act or an exemption from the registration requirements under the Act.

(b) Private Issue. The Warrantholder understands (i) that, subject to Section 9(i) above, neither this Warrant nor the Common Stock issuable upon exercise of this Warrant is registered under the Act or qualified under applicable state securities laws on the ground that the issuance of this Warrant and the Common Stock upon exercise hereof is and will be exempt from such registration and qualifications requirements, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Availability of Rule 144. Without in any way limiting the Company’s obligations under this Warrant, including without limitation, Section 9(i) above, the Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) No Short Sales. Warrantholder has not engaged, and will not engage, in “short sales” of the Common Stock of the Company. The term “short sale” shall mean any sale of a security which the seller does not own or any sale which is consummated by the delivery of a security borrowed by, or for the account of, the seller.

SECTION 11. TRANSFERS.

(a) In General. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant. The transfer of this Warrant shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit C (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

(b) Investment Representations. Unless the rights under this Warrant are exercised pursuant to an effective registration statement under the Act, any exercise by the Warranholder for cash (i.e. other than a Net Issuance) shall be deemed to be a representation by the Warrantholder that (i) the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to an effective registration statement under the Act or an exemption from the registration requirements under the Act, and (ii) the Warrantholder is an “accredited investor” within the meaning of Securities and Exchange Rule 501 of Regulation D, as then in effect.

(c) Securities Law Legend. The certificates evidencing securities issued pursuant to exercise of this Warrant shall be stamped or imprinted with a legend substantially similar to the following (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR RULE 144A, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT (WHICH OPINION MAY BE OF IN-HOUSE COUNSEL OF THE HOLDER) THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(d) Removal of Legend/Issuance Without Legend. The legend referring to federal and state securities laws referenced in Section 11(c) shall be removed and the Company shall issue a certificate without such legend to the holder of such securities (or, if the requirements of this Section 11(d) are met at the time of exercise, the initial certificate representing the exercise shares shall not be issued with such legend) if (i) an effective registration statement under the Act covers the resale by the Warrantholder of such securities, (ii) such securities are eligible for resale by the Warranholder without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and the

Warrantholder shall have provided the Company a certification that it is not, and has not been for the preceding 90 days, an “affiliate” within the meaning of Rule 144 and it has met the applicable holding periods under Rule 144 for this subsection (ii) to apply, or (iii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration or qualification.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Warrant or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid , and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

If to the Company:

NEUROGESX, INC.

Attention: Stephen Ghighlieri, Chief Financial Officer

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

Facsimile: 650-412-1999

Telephone: 650-358-3300

or to such other address as each party may designate for itself by like notice.

(g) Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in its entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including Lender’s proposal letter dated June 21, 2011). None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

(h) Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof.

(i) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Warrant and, specifically, the provisions of Sections 12(m), 12(n), 12(o), 12(p) and 12(q).

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

(k) No Waiver. Except for the requirement that this Warrant be exercised (or be deemed exercised), if at all, during the Warrant Term, no omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(l) Survival. All agreements, representations and warranties contained in this Warrant or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Warrant and the expiration or other termination of this Warrant.

(m) Governing Law. This Warrant has been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Warrant is due in the State of California. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this Warrant shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant.

(p) Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be conducted in the City and County of San Francisco, California, with California rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(q) Prearbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(r) Counterparts. This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	NEUROGESX, INC.

	By:	/s/ Stephen Ghiglieri
	Name:	Stephen Ghiglieri
	Title:	CFO

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ K. Nicholas Martitsch
	Name:	K. Nicholas Martitsch
	Title:	Associate General Counsel

EXHIBIT A

NOTICE OF EXERCISE

To:	NEUROGESX, INC. (the “Company”)

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of the Common Stock of the Company, pursuant to the terms of that certain Warrant Agreement, dated as of August 5, 2011, between the Company and the Warrantholder (the “Warrant”), and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Warrant to effect a Net Issuance.]

(2)	[If the Warrant is exercised pursuant to a cash exercise ((i.e. other than a Net Issuance) and not pursuant to an effective registration statement covering the issuance or resale of shares issuable upon exercise of the Warrant:] The undersigned Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to an effective registration statement under the Act or an exemption from the registration requirements under the Act, and the Warrantholder is an “accredited investor” within the meaning of Securities and Exchange Rule 501 of Regulation D, as currently in effect.

(3)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the Warrantholder or in such other name as is specified below:

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

EXHIBIT B

ACKNOWLEDGMENT OF EXERCISE

The undersigned, as representative of NEUROGESX, INC. (the “Company”), hereby acknowledges receipt of the “Notice of Exercise” from Hercules Technology Growth Capital, Inc. (the “Warrantholder”), to purchase [            ] shares of the Common Stock of the Company, pursuant to the terms of that certain Warrant Agreement, dated as of August 5, 2011, between the Company and the Warrantholder (the “Warrant”), and further acknowledges that [            ] shares remain subject to purchase under the terms of the Warrant.

COMPANY:	NEUROGESX, INC.

By:
Title:
Date:

EXHIBIT C

TRANSFER NOTICE

FOR VALUE RECEIVED, that certain Warrant Agreement, dated as of August 5, 2011, between NEUROGESX, INC., as the Company, and Hercules Technology Growth Capital, Inc., as the Warrantholder (the “Warrant”), and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)
whose address is

Dated:
Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.